EXHIBIT 10.1

MANUFACTURER EXCLUSIVE DISTRIBUTOR AGREEMENT

          This MANUFACTURER EXCLUSIVE DISTRIBUTOR AGREEMENT (this “Agreement”), dated as of June 21, 2013 (the “Effective Date”), is by and between Wound Care Innovations, LLC, a Nevada limited liability company (“Manufacturer”), with offices at 777 Main Street, Suite 3100, Fort Worth, TX 76102, and Academy Medical, LLC (“Distributor”), a Florida limited liability company located at 3210 SW 42nd Avenue, Gainesville, FL 32608.  Manufacturer and Distributor are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.

1.           DEFINITIONS

A.
The term “Product” means any product identified in Exhibit A.   Product additions to Exhibit A may be made upon mutual agreement between Manufacturer and Distributor as may be required to fulfill the terms and obligations hereunder, which mutual agreement shall be in the form of an Amendment to Exhibit A.

B.	The term “Territory” means the United States of America and its territories.

C.	The term “Consumer” means any natural person who has purchased, or may be interested in purchasing, any Product for their own personal use or the personal use of a family member, friend or relative.

D.	The term “Authorized Distributor” means a person or entity that has entered into a written Manufacturer Distributor Agreement with Manufacturer, and is in good standing under such agreement.

E.	The term “Authorized Independent Reseller” means a person or entity that has entered into a written Independent Reseller Agreement with Manufacturer, and is in good standing under such agreement.

F.
The term “Net Sales” means the invoice price of the Product purchased by Distributor from Manufacturer. Net Sales do not include (i) shipping, handling, freight charges, or insurance paid by or on behalf of Manufacturer in connection with shipment or delivery of the Product; or (ii) duties and taxes, or any other governmental charges levied on or measured by the invoiced amount on the Product, whether absorbed by the billing party or paid by the billed party.

G.	The term “Shipment Date” means the date that Manufacturer ships any Product ordered by Distributor.

H.	The term “Term” shall have the meaning set forth in Section 5 below.

I.
The term “Exclusive Customers” shall mean Military Hospitals, VA Hospitals and other medical facilities operated or governed by the United States Department of Veteran Affairs or Department of Defense.

2.           APPOINTMENT AS EXCLUSIVE DISTRIBUTOR

A.
Manufacturer agrees to sell Products, subject to Product availability, its standard terms and conditions, and the provisions of this Agreement, to Distributor for the sole purpose of enabling Distributor to engage in sales of the Products to Exclusive Customers within the Territory.

B.
Distributor shall take commercially reasonable efforts to prevent any Product purchased pursuant to this Agreement from being delivered to any person that resells Products, unless such person is an Authorized Distributor or Authorized Independent Reseller.

C.
Distributor expressly agrees to comply with any policy, terms, and conditions adopted by Manufacturer, including any policy concerning the distribution, handling, promotion, marketing, sale, resale, warranties, or returns of Products (“Manufacturer Policies”). Manufacturer may modify any Manufacturer Policy in its sole discretion at any time, and such modified Manufacturer Policy shall be immediately binding on Distributor unless Distributor serves notice of termination pursuant to Section 5 of this Agreement within seven (7) days after receipt of the modified Manufacturer Policy.  Notwithstanding the foregoing, nothing in this Agreement shall be construed to require Distributor to agree to or comply with any resale pricing policy, suggested resale pricing policy, or minimum advertised pricing policy.

D.	Distributor expressly agrees to service all customer requirements in a commercially reasonable manner, subject to this Agreement’s terms and conditions.

E.
Subject to Sections 2.F below, Manufacturer and Distributor agree that Distributor shall be the exclusive distributor for the Products identified in Exhibit A within the Territory for the Exclusive Customers, and that Manufacturer will not sell any Products to any entity for resale to the Exclusive Customers in the Territory.

F.
Notwithstanding anything in this Agreement to the contrary, the exclusive arrangement described in Section 2.E above may, at the election of Manufacturer, and upon written notice from Manufacturer to Distributor, terminate this Agreement, if during Year 2, 3, 4 or 5 of the Term, Distributor fails to purchase at least seventy-five percent (75%) of the following minimum dollar amounts of Products from Manufacturer during such Year of the Term (each, a “Sales Threshold”):

Year of the Term	Minimum Dollar Amount
Year 1	$600,000
Year 2	$1,500,000
Year 3	$1,875,000
Year 4	$2,343,750
Year 5	$2,929,688

The Parties agree to jointly review the above minimum purchase requirements from time to time during the Term; it being agreed and understood that any changes shall be subject to the mutual written agreement of the Parties.

G.
In the event Distributor sells any Products in the Territory to the Exclusive Customers for a price greater than 150% of the prices set forth in Exhibit A, Distributor shall, on a monthly basis, remit to Manufacturer payment equal to fifty percent (50%) of the excess amount over such 150% threshold, in addition to the other amounts owed by Distributor to Manufacturer hereunder.

3.           COMMERCIAL TERMS

A. Pricing.

i.
The pricing and terms of this Agreement are only for Products purchased directly from Manufacturer pursuant to this Agreement and included in Exhibit A.  All prices include packaging, boxing, palletizing, shipping, and storage in accordance with Manufacturer’s standard practices in effect at the time of shipment.  Special packaging, boxing, palletizing, shipping and storage requested by Distributor shall be at the sole cost and expense of Distributor, and Manufacturer agrees to comply with requests from Distributor for special packaging.

ii.
The initial pricing of the Products is as set forth on Exhibit A attached hereto. In the event that Manufacturer’s price to manufacture any Products increases, then Manufacturer may increase the listed price for such Product from time to time in order to cover Manufacturer’s increased cost and to maintain Manufacturer’s margin on the sale of such Product, upon written notice to Distributor, which increase shall only affect orders for such Product which are accepted by Manufacturer after the date of such written notice.   Such price increases shall not exceed three percent (3%) of the Product price during any year of this Agreement.

B.
Invoicing.  Manufacturer will generally invoice Distributor on the Shipment Date.  Thus, the invoice date will generally be the Shipment Date. Distributor shall have the right to a refund in the event of an invoicing error within seven (7) days’ notice.

C.	Payment Terms. Terms of payment will be net 30 days from date after the invoice date.

D.
Purchase Orders. Distributor shall order all Products from Manufacturer by written purchase order or orders (each, a “Purchase Order”), specifying the types and quantity of Products, shipping address and requested delivery dates.  Requested shipping dates for any Product may not be less than the greater of (a) one hundred and twenty (120) days after the date of the receipt of the purchase order and all necessary packaging materials (approved by Manufacturer) from Distributor are in inventory at Manufacturer’s manufacturing plant, or (b) the lead time dates for the Product as specified in writing by Manufacturer and communicated to Distributor from time to time.  Manufacturer will notify Distributor of actual ship dates for the Products when all  necessary (pre-approved) packaging materials are present at the manufacturing plant of Manufacturer.  Distributor may use its standard purchase order forms to present offers to purchase and Manufacturer may use its standard forms to acknowledge and accept such offers.  However, no inconsistent terms or conditions printed, stamped, or written upon such forms or incorporated therein shall apply or become part of the agreement to purchase except those terms and provisions specifically relating to the quantity of products purchased and the designated shipping address.  The terms and conditions set forth in this Agreement or incorporated herein shall always be the sole controlling ones, and all terms and conditions contained in said forms, which are inconsistent with the terms of this Agreement, shall be deemed deleted and inapplicable.

E.
Shipping: Except as provided in Section 3.A(i) above, Manufacturer shall be responsible for selecting the method of shipment and all associated freight costs thereon shall be included within pricing attached in Exhibit A.

F.
Force Majeure:  Neither Party shall be liable for either its failure to perform or any delay in performance hereunder, or for any loss, damage or delay due to occurrences of force majeure.  The term “force majeure” as used in this Agreement shall mean Acts of God, strikes, lockouts, labor stoppage or other labor difficulties, explosions, sabotage, accidents, riots or civil unrest, acts of war, acts of terrorism, fire, flood or other casualty, governmental moratorium, legal requirement, delay or disruption, or any other cause or causes beyond such Party’s reasonable control.  In the event that this Agreement or any of the rights and/or obligations of either Party hereunder are affected or impaired because of any force majeure, the time period for performance of such obligations shall be extended by the time period of such delay due to such force majeure; provided, however, that in no event shall any force majeure operate to extend or otherwise affect the Term.

G.
Training  &  Instruction:  Manufacturer  shall  provide  such  training  and instruction, as is reasonably necessary or requested by Distributor or consumer, provided Distributor will pay costs of such training or instructional materials if such materials are beyond the scope of those Manufacturer typically provides to distributors at no cost.  Manufacturer shall provide to Distributor training and instructional materials that Manufacture provides to its other distributors of Products at no cost to Distributor, unless Manufacturer charges other distributors for such materials.

H.
Mutual Warranties:  Manufacturer’s standard warranty policy is available by request from the corporate office, applicable to all Products, and incorporated by reference into this Agreement.  Further, Manufacturer warrants that each of the Products shall be free from defects in material and workmanship and shall conform to the published specifications for such Product and Manufacturer’s representations regarding the functions and uses for which the Product is marketed throughout the term of this Agreement.

Distributor hereby represents and warrants to Manufacturer that (i) neither its entering into nor performing this Agreement will violate any right  of  or breach any obligation to any third party under any agreement or arrangement between Distributor and such third party; (ii) Distributor has all licenses, permits, authorizations and approvals that are necessary for the conduct of its business in the Territory; and (iii) neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement by either party is contrary to, in conflict with, ineffective under, or violates any applicable law or regulation including, without limitation, the federal  anti-kickback  statute  (42  U.S.C.  §1320a-7b(b)(2)); the federal prohibition on self-referrals or Stark Law (42 U.S.C. §1395nn), or any other similar federal or state statute or any applicable regulations promulgated thereunder.

Distributor shall not make any claims or representations concerning the Products that are inconsistent with those made by Manufacturer.

Manufacturer agrees to send all Product notices, as well as notices of any other changes affecting the Products and notices of new Products, to Distributor. Manufacturer shall notify Distributor, in writing and no later than the date of execution of this Agreement, of the names of those Products which contain latex, carcinogens, DEHP or 2 di-ethyl hexyl phthalate, halogenated organic flame retardants, lead, mercury, persistent bioaccumulative toxins, PVC or polyvinyl chloride, reproductive toxins and any Product(s) designed specifically for pediatric applications.

I.
Recalls: Manufacturer shall notify Distributor in writing and within three (3) days after becoming aware of any patient safety issue involving any Product.  If any Product or any of its components is subject to recall as that term is defined under 21 C.F.R. Part 7, or a voluntary recall by Manufacturer, or is subject to an FDA-initiated court action for removing or correcting violative, distributed products or components (any of the foregoing being referred to as a “Recall”), Manufacturer shall notify Distributor within twenty-four (24) hours after becoming aware of any such recall or after Manufacturer provides notice of the Recall to the FDA.  To the extent any such Recall precludes Manufacturer from supplying any Products under this Agreement, any compliance requirements or purchase requirements under this Agreement or any facility agreement between Distributor and Manufacturer related to such Products shall not be effective for as long as Manufacturer is unable to supply such Products. If any Product pricing is dependent upon Distributor meeting compliance or purchase volume requirements for designated Products, Distributor pricing will not change for failure to meet the compliance or purchase requirements during the time period when Manufacturer is unable to provide said designated Products.

J.
Returns: Distributor shall have the right to return to Manufacturer any Product that does not comply with the warranties expressed herein. Furthermore, Distributor shall have the right to return to Manufacturer Products or any components therein which are subject to a Recall, regardless of whether actual return of the Products or components to Manufacturer is required, recommended, or suggested by the Recall, in which case Manufacturer shall pay all freight costs incurred for the return of each affected Product and shall reimburse Distributor for original costs, including freight, in acquiring each affected Product.

K.
Resale Prices.  Distributor may set the resale prices for any Product purchased from Manufacturer pursuant to this Agreement.  By signing this Agreement, Distributor unequivocally acknowledges that it has not, and will not, enter into any written or oral agreement with Manufacturer concerning the amount that Distributor charges to its customers for any Product.  Nothing in this Agreement shall prevent Manufacturer from unilaterally adopting, announcing, and following any resale pricing policy, suggested resale pricing policy, or minimum advertised pricing policy.

4.           TRADEMARK USAGE & INTELLECTUAL PROPERTY

A.
Distributor shall have the limited right to use the trademarks, service marks and trade names associated with the Products (“CellerateRX” and Wound Care Innovations”) in marketing the Products in the Territory to the Exclusive Customers, subject to Manufacturer’s prior written authorization of all such use, and where the Trademark is registered and a "TM" elsewhere. This limited right is limited to the Territory and to marketing to the Exclusive Customers.

B.	All use of the terms “CellerateRX” and “Wound Care Innovations”, including without limitation any goodwill arising therefrom, shall inure to Manufacturer’s sole benefit.

C.
Distributor agrees not to register, attempt to register or use or attempt to use, directly or indirectly, any trademark, service mark or trade names that are confusingly similar to “CellerateRX” or  “Wound Care Innovations, LLC”.

D.
Manufacturer agrees that it shall be solely liable for the protection of the intellectual property rights that arise under this Agreement and the intellectual property rights of third parties in fulfilling the terms of this Agreement.

5.           TERMINATION

A.	This Agreement shall commence on the Effective Date and will continue for a period of five (5) years thereafter (the “Term”), subject to the remainder of this Section 5.A.

(i)
If Distributor has not obtained a Federal Supply Schedule (FSS) number for the sale of the Products to the Exclusive Customers on or prior to August 21, 2013, then Manufacturer may terminate this Agreement upon written notice to Distributor.

(ii)	Manufacturer may terminate this Agreement as provided in Section 2.F above.

(iii)
If, during the Term, either Party believes that the other Party has breached this Agreement, the offended party shall provide written notice to the offending party stating the alleged failure(s) or violation(s).  After receipt of said written notice, the offending party shall have thirty (30) days (five (5) days if the non-compliance is a payment default) in which to correct any such failure(s) or violation(s) to the satisfaction of the offended party.  If no corrective action, or insufficient or inadequate corrective action, is taken by the offending party within the aforesaid thirty or five day periods (as applicable), then the offended party may terminate this Agreement upon written notice to the other party, which termination shall be effective as of the date of such written notice (the “Termination Date”).

B.
For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been properly given when delivered in person or by courier or three (3) days after mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

             If to Manufacturer:

             Wound Care Innovations, LLC
             777 Main Street, Suite 3100
             Fort Worth, Texas  76102
             Attn:  President

             If to Distributor:

             Academy Medical, LLC
             3210 SW 42 Way
             Gainesville, FL
             Attn:  __________________

or to such other address as either Party may have furnished to the other Party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.           INDEMNIFICATION

Each Party shall indemnify and hold harmless and defend the other Party and its affiliates, successors and assigns (and its and their respective officers, directors, employees and agents) from and against any and all actions, litigation, claims, suits, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) that may arise out of, relate to or be connected in any way with any of the following: (i) any breach (or claim or threat thereof that, if true, would be a breach) of this Agreement by the Indemnifying Party (as defined below), including, without limitation, any breach or alleged breach of any representation, warranty, covenants or agreements of the Indemnifying Party set forth in this Agreement; (ii) any gross negligence, willful misconduct or dishonesty of the indemnifying Party, its agents, employees or contractors; or (iii) any failure by the Indemnifying Party to comply with any applicable law or regulation.

In addition to the preceding paragraph, Manufacturer shall indemnify and hold harmless, and defend, Distributor and its affiliates, successors and assigns (and its and their respective officers, directors, employees and agents) from and against any and all actions, litigation, claims, suits, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) that may arise out of, relate to or be connected in any way with the following:  (i) any failure of any Product to meet any specification thereof due to an act or omission of Manufacturer; or (ii) any warranty claim on any Product.

A Party entitled to indemnity hereunder shall promptly notify the other party (the “Indemnifying Party”) of any claim or liability for which indemnification is sought (“Claim”); provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party was actually and materially prejudiced by such failure.  The party entitled to indemnity may, at its option and expense, participate and appear on an equal footing with the Indemnifying Party in the defense of any Claim that is conducted by the Indemnifying Party as set forth herein.  The Indemnifying Party may not settle any Claim without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed.

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, INCLUDING WITHOUT LIMITATION LOST PROFITS AND DAMAGES TO ASSOCIATED EQUIPMENT, COST OF CAPITAL, FACILITIES, SERVICE, OR REPLACEMENT POWER, DOWNTIME COSTS, OR CLAIMS OF EITHER PARTY’S CUSTOMERS FOR SUCH DAMAGES, WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

7.           ADDITIONAL TERMS

A.
Compliance with Laws.  Each Party agrees to comply with all applicable Federal laws affecting  this  Agreement  and  its  performance,  and  any similar state laws and regulations.  Each Party shall obtain and maintain all registrations with governmental agencies, commercial registries, or any other offices that may be required under local law to perform its obligations under this Agreement.

B.
Non-compete.  By signing this Agreement, Distributor affirms that it is not bound by any non-compete or other contractual arrangements that would prevent it from selling the Products, or otherwise complying with the terms of this Agreement.

C.
Insurance.   During the Term, Manufacturer agrees to maintain, at its own expense: (i) commercial general liability insurance for bodily injury, death and property loss of at least $2,000,000; and (ii) product liability policy with limits of liability in the minimum amount of Five Hundred Thousand Dollars ($500,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate.  During the Term, Distributor agrees to maintain, at its own expense,  commercial general liability insurance for bodily injury, death and property loss of at least $1,000,000.

D.
Jurisdiction  and  Dispute  Resolution.  This Agreement shall be governed by Texas law, excluding its conflict of law principles.  Any action arising out of or relating to this Agreement shall be brought exclusively in the federal and state courts located in Fort Worth, Texas. The prevailing Party in any arbitration or suit shall be entitled to its reasonable attorney fees.

8.           MISCELLANEOUS

A.
Interpretation.  The Parties acknowledge that each has had an opportunity to have its counsel review and revise this Agreement and that any rule of law or legal decision that would require interpretation of any claimed ambiguity against the Party drafting it shall have no application to this Agreement and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the parties.

B.
Entire  Agreement:  Amendment.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, and supersedes any other existing agreements, representations or promises regarding the same subject matter, whether verbal or written. This Agreement may not be modified except through a writing that is signed by both Parties.

C.
Binding Effect: No Assignment. This Agreement is binding upon and inures to the benefit of the Parties, their respective heirs, executors, administrators, successors and assigns. Neither party may assign this Agreement or subcontract any of its obligations without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed.  The Parties agree that no consent of either Party shall be required in the event of a sale of all or substantially all of the assets of a Party or a merger of a Party; provided that they acquiring or surviving entity in such transaction executes a written agreement to be bound by and subject to the terms and provisions of this Agreement in replacement of the Party making such assignment.

D.
Waiver of Breach. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion is not considered a waiver of said term, nor does it deprive such Party of the right thereafter to enforce said term or any other term of this Agreement.

E.
Severability. If any provision of this Agreement is found to be invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement will remain in full force and effect in the same manner as if the invalid or illegal provisions had not been contained herein.

F.
No Agency.  This Agreement does not create any relationship of association, partnership, joint venture or agency between the Parties.  Neither Party will have any right or authority to assume, create or incur any liability or obligation of any kind against or in the name of the other Party.

F.
Counterparts: Facsimile Signatures. This Agreement may be executed in multiple counterparts and so executed will constitute one agreement, binding on both Parties, even though both Parties are not signatories to the original or same counterpart. Any counterpart of this Agreement will for all purposes be deemed a fully executed instrument. Facsimile signatures shall be as effective as original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ACADEMY MEDICAL, LLC

By:	/s/ Edward Dessett
Printed:	Edward Dessett
Title:	CFO

WOUND CARE INNOVATIONS, LLC

By:	/s/ Robert Lutz, Jr.
Printed:	Robert Lutz, Jr.
Title:	CEO